UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Jos. A. Bank Clothiers, Inc.
(Name of Registrant as Specified In Its Charter)

THE MEN’S WEARHOUSE, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Men’s Wearhouse Sends Letter to Jos. A. Bank Independent Directors

Urges Jos. A. Bank Independent Directors to Form a Special Committee to Re-Consider

Men’s Wearhouse Offer and Begin Constructive Negotiations

Men’s Wearhouse is Prepared to Increase Offer Price if Additional Value is Discovered

Through Discussions or Limited Due Diligence

FREMONT, Calif., January 30, 2014 — The Men’s Wearhouse (NYSE: MW) today sent a letter to the independent directors of Jos. A. Bank Clothiers, Inc. (Nasdaq: JOSB) regarding Men’s Wearhouse’s compelling all-cash offer to acquire Jos. A. Bank for $57.50 per share.

The full text of the letter follows:

January 30, 2014

Andrew A. Giordano, Lead Independent Director

Byron L. Bergren, Director

James H. Ferstl, Director

William E. Herron, Director

Sidney H. Ritman, Director

Jos. A. Bank Clothiers, Inc.

500 Hanover Pike

Hampstead, MD 21074

Dear Independent Directors:

We are writing to you, the independent directors of Jos. A. Bank Clothiers, Inc. (“JOSB” or the “Company”), regarding our all-cash $57.50 per share offer to acquire the Company.  As we have made clear, our strong preference is to work collaboratively with the JOSB Board and management to realize the benefits of this combination.  Our offer would provide your shareholders with a substantial premium and immediate and certain value.

As independent directors, each of you has a heightened responsibility to serve the best interests of shareholders, without regard to conflicting personal interests.  As you are no doubt aware, on October 18, 2013, when JOSB proposed to acquire Men’s Wearhouse, Mr. Wildrick articulated a compelling rationale for combining our two companies: “We believe that Men’s Wearhouse and Jos. A. Bank are ideal partners…. By combining our two companies, we can together create the best men’s apparel and sportswear designer, manufacturer and retailer in the U.S.”  At that time, the Company was proposing to acquire Men’s Wearhouse, and Mr. Wildrick was slated to lead the combined business.

Now, when Men’s Wearhouse is proposing to acquire JOSB, and Mr. Wildrick will not be CEO of the combined business, JOSB, rather than engaging in discussions that might lead to that “ideal” combination, is pursuing an alternative transaction, including a material acquisition.  Obviously, in considering Men’s Wearhouse’s offer to acquire the Company, Mr. Wildrick has a conflict of interest that might naturally make him prefer some other strategic alternative.  Accordingly, we urge you to form a special committee of independent directors to re-consider Men’s Wearhouse’s offer and the JOSB Board’s decision to reject it (without any discussion whatsoever with Men’s Wearhouse).

We are confident that the Men’s Wearhouse offer to acquire the Company delivers significant value to the Company’s shareholders that is superior to what we believe you can reasonably expect to create as a standalone company.  Our offer represents a 52% premium over JOSB’s unaffected enterprise value and a 38% premium over the closing share price on October 8, 2013, the day prior to the Company’s public announcement of its proposal to acquire Men’s Wearhouse.  Further, the transaction represents a 9.4x enterprise value to last twelve months (“LTM”) Adjusted EBITDA(1) multiple (assuming $135 million of LTM Adjusted EBITDA as of November 2, 2013), which is (i) a significant premium to Jos. A. Bank’s proposal to acquire Men’s Wearhouse, (ii) in excess of Jos. A. Bank’s historical average trading multiple and (iii) near the upper end of recent precedent apparel retail transactions.  Moreover, we are prepared to increase our offer price if you can demonstrate or we can discover additional value through discussions or limited due diligence.

We note that the Company’s Solicitation / Recommendation Statement on Schedule 14D-9 attempted to call into question Men’s Wearhouse’s commitment to complete a business combination with the Company.  Please rest assured that we are fully committed to a transaction.  If the fact that we have launched a tender offer at an increased price and nominated two highly qualified independent directors to your Board hasn’t convinced you, we encourage you to engage in discussions with us.  We are quite confident that such a discussion would make it crystal clear how committed we are to making this combination a reality.  Furthermore, the fact that we have said that a combination between our companies faces antitrust risk should in no way be mischaracterized as a lack of determination.  As expected, we received a “second request” from the Federal Trade Commission, and continue to work cooperatively with the FTC to obtain approval of the transaction as soon as possible.

With this compelling offer on the table and our mutual belief in the strategic and financial value of combining our companies, we urge you to do what is right for your shareholders and form a special committee of independent directors and enter constructive negotiations with us immediately.

On Behalf of the Board of Directors
of The Men’s Wearhouse, Inc.,

Douglas S. Ewert
President, Chief Executive Officer and Director

As previously announced on January 6, 2014, Men’s Wearhouse commenced a cash tender offer to acquire all outstanding shares of Jos. A. Bank Clothiers, Inc. (Nasdaq: JOSB) for $57.50 per share.  The tender offer is scheduled to expire at 5:00 p.m., New York City time on Friday, March 28, 2014, unless the offer is extended.  Consummation of the offer is not conditioned upon any financing arrangements or subject to a financing condition.  The full terms, conditions and other details of the tender offer are set

(1)  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

forth in the offering documents that Men’s Wearhouse have been filed with the Securities and Exchange Commission.

Also as previously announced, Men’s Wearhouse has formally submitted its notice to nominate two independent director candidates, John D. Bowlin and Arthur E. Reiner, for election to the Jos. A. Bank Board of Directors at its 2014 Annual Meeting.

BofA Merrill Lynch and J.P. Morgan Securities LLC are serving as financial advisors to Men’s Wearhouse, Willkie Farr & Gallagher LLP is serving as legal advisor and MacKenzie Partners, Inc., is serving as information agent.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,133 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com/.

ADDITIONAL INFORMATION

On January 6, 2014, Java Corp. (“Purchaser”), a wholly owned subsidiary of The Men’s Wearhouse, Inc., commenced a cash tender offer for all outstanding shares of common stock of Jos. A. Bank Clothiers, Inc. not already owned by Men’s Wearhouse or any of its subsidiaries, subject to the terms and conditions set forth in the Offer to Purchase dated as of January 6, 2014 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $57.50 net per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase.  The offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, March 28, 2014, unless further extended in the manner set forth in the Offer to Purchase.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only.  The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction.  The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Men’s Wearhouse and the Purchaser with the U.S. Securities and Exchange Commission (“SEC”) on January 6, 2014. INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Men’s Wearhouse through the web site maintained by the SEC at http://www.sec.gov.  The Offer to Purchase Letter of Transmittal and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

Men’s Wearhouse, Inc. intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (the “Proxy Statement”).  MEN’S WEARHOUSE STRONGLY ADVISES ALL

INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION.  SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Men’s Wearhouse, Douglas S. Ewert, David H. Edwab, Jon W. Kimmins, John D. Bowlin and Arthur E. Reiner.  Certain of these persons hold direct or indirect interests as follows: Men’s Wearhouse is the record and beneficial holder of 100 shares of common stock of Jos. A. Bank and is seeking to enter into a business combination between it and Jos. A. Bank; and Messrs. Bowlin and Reiner each have an interest in being nominated and elected as a director of Jos. A. Bank.  Other directors and executive officers of Men’s Wearhouse who may in the future be participants in the solicitation of proxies have not been determined as of the date of this press release.  No additional compensation will be paid to such directors and executive officers for such services.  Investors and security holders of Jos. A. Bank can obtain additional information regarding the direct and indirect interests of the nominees and other participants by reading the Proxy Statement when it becomes available.

This press release contains forward-looking information.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.  These statements also include assumptions about our offer to acquire Jos. A. Bank (including its benefits, results, effects and timing) that may not be realized.  Risks and uncertainties related to the proposed transaction include, among others: in the event a definitive transaction agreement is executed, the risk that Jos. A. Bank’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained,  the risk that the other conditions to the closing of the transaction are not satisfied; and, in the event the transaction is consummated, risks related to the costs and difficulties related to the integration of Jos. A. Bank’s businesses and operations with Men’s Wearhouse’s business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; and the inability to retain key personnel. The forward-looking statements in this press release speak only as of the date hereof. Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

Contacts:

Ken Dennard

Dennard • Lascar Associates

(832) 594-4004

ken@dennardlascar.com

http://ir.menswearhouse.com/

Dan Katcher / Tim Lynch / Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449